EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan of drugstore.com, inc., of our reports dated March 13, 2008, with respect to the consolidated financial statements of drugstore.com, inc. and the effectiveness of internal control over financial reporting of drugstore.com, inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

September 4, 2008